Exhibit 5.1

August 16, 2021

Skillz Inc.

P.O. Box 445

San Francisco, California

94104

Re:        Skillz Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Skillz Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2021, including all amendments or supplements thereto, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement is hereinafter referred to as the “Registration Statement”), relating to the offer and sale by the selling securityholders (the “Selling Securityholders”) named therein of up to an aggregate of up to 4,401,615 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”) originally issued in connection with a private placement pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Aarki, Inc., a Delaware corporation (“Aakri”), Spades Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Skillz (“Merger Sub”), Spades Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Skillz (“Merger Sub II” and together with Merger Sub, the “Merger Subs”). Pursuant to the Merger Agreement, the Company acquired all the equity interests of Aarki (the “Acquisition”) for approximately $150,000,000, comprised of approximately $90,000,000 in cash and 4,401,615 shares of Class A common stock, subject to certain adjustments and as calculated pursuant to the Merger Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Merger Agreement, and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

August 16, 2021

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, each share of Class A common stock issued in connection with the Acquisition is validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

Winston & Strawn LLP